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SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 4, 2009

GEORESOURCES, INC.
(Exact name of registrant as specified in its charter)

COLORADO	0-8041	84-0505444

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

110 Cypress Station Drive, Suite 220
Houston, Texas 77090
(Address of principal executive offices) (Zip Code)

(281) 537-9920
(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

___ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

___ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

___ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

___ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

______________________________________________________________________________

ITEM 2.02: RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On February 4, 2009, GeoResources, Inc. issued a press release providing an operations update.  A copy of the press release is furnished with this report as Exhibit 99.1, and is incorporated herein by reference.

The information in this report is being furnished, not filed, for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and will not be incorporated by reference into any filing under the Securities Act of 1933, as amended.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits:

The following exhibit is included with this Current Report on Form 8-K:

Exhibit No.	Description

99.1	GeoResources, Inc. Press Release dated February 4, 2009.

SIGNATURE

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GEORESOURCES, INC

By:	/s/ Frank A. Lodzinski Frank A. Lodzinski, President

Date: February 6, 2009

EXHIBIT INDEX

Exhibit No.	Description
99.1	GeoResources, Inc. Press Release dated February 4, 2009.

EXHIBIT 99.1
Contact:  Cathy Kruse
Telephone: 701-572-2020 ext 113
cathyk@geoi.net
    FOR IMMEDIATE RELEASE

GeoResources, Inc. Provides Operations Update
Continues successful horizontal drilling in Texas and North Dakota
Intends to proceed with its capital budget as planned

Houston, Texas, February 4, 2009 – GeoResources, Inc., (Nasdaq:GEOI), today provided an operations update. At present, the Company plans to continue its previously announced capital budget and expects to spend approximately $30-$32 million in 2009. Based on internal projections, hedges and Nymex prices, management believes the Company will be able to continue its capital budget out of discretionary cash flow.

AUSTIN CHALK
GeoResources continues its successful exploitation of the Austin Chalk formation in Giddings Field, Grimes County, Texas. The Hurst Bay 1-H, which is its fifth dual lateral well, has been drilled and completed. The well was drilled to a vertical depth of over 14,500 feet, with an initial horizontal leg of 7,692 feet. The second horizontal leg was kicked off from a point approximately 1,000 feet into the first lateral and drilled 5,253 feet. The Company anticipates that the well will be on production by mid-February. The previously reported Bax 1-H dual lateral well had an initial production rate in excess of 21 MMCFPD commencing on November 20, 2008, and is currently producing approximately 13 MMCFPD with cumulative production of 1 BCF in the first 60 days. The Company has drilled 10 wells to date and achieved a 100% success rate.  The drilling rig has moved to the Hoke Cole 1-H which is also a planned dual lateral. Even at present drilling costs and commodity prices, these wells are highly economical. The Company has recently leased 5,683 Federal acres bringing the total acreage in the project to more than 60,000 net acres for the Company and its affiliated partnership. The Company presently expects 15 additional drilling locations and intends to retain the current drilling rig and spud a new well approximately every 60-75 days. The Company will consider deploying a second rig as drilling costs decline. The Federal acreage is on trend with recent successful drilling and adjacent to numerous private fee tracts under lease by the Company, which simplifies prospect access. Accordingly, while drilling units will be subject to state and Federal approval, the Company believes that development will be able to proceed without inordinate delay.  GeoResources is the operator of all of these wells and holds a direct 7.2% working interest.  In addition, an affiliated partnership owns an 82.8% working interest.  The Company holds a 2% general partner interest in the partnership, which interest increases significantly in accordance with economic performance parameters under the terms of the partnership agreement.

BAKKEN SHALE
The Company holds a 10-15% working interest in approximately 35,000 net acres in Mountrail County, North Dakota, through a joint venture.  To date, 11 joint venture wells have been drilled by the operator. The joint venture remains active, has continued to acquire attractive acreage, and continuous drilling is presently anticipated throughout 2009.  However, in the near term and until costs decline further, wells may include acreage where the joint venture has lower working interests in order to reduce near term capital expenditures. In response to current economics, the operator has curtailed some production and deferred completion of new wells until the spring. As reported by numerous operators, the general level of drilling activity in the Bakken Shale play in North Dakota has slowed due to reductions in commodity prices.  The joint venture completed well costs to date have been approximately $5.0 million per well. We expect near term joint venture well costs to be approximately $4.5 million and to average under $4.0 million in four to six months. The Peacemaker 1-8H (3.9% WI) has been completed and started producing early October; however, production has been curtailed to 200 BOPD until prices recover. The Bandit 1-29H (7.4% WI) and the Nightcrawler 1-17H (4.7% WI) have both been drilled but are waiting on fracture stimulation.  The joint venture has also drilled the Banshee 1-1H well (4.5% WI), which is in the heart of the play, and it is waiting on completion.  The rig is now moving to the Jericho 1-5H well (2.8% WI), the Wombat 1-25H (WI TBD) and then the Raptor 1-6H (10% WI).  The Company anticipates that the Raptor will finish in late April to early May.

OTHER NORTH DAKOTA ACTIVITY
As previously announced, the Company has unitized certain shallow oil fields in Bottineau County, North Dakota, for secondary water flood operations and is continuing these activities.  A recent increase in the Starbuck Madison Unit production, which includes more than 6,000 net acres, is believed to be initial secondary recovery response. The Company has a 95.88% working interest and an 81.22% net revenue interest in this unit. Phase Two of the development plan was initiated in the fourth quarter and is substantially complete; the Company has temporarily postponed the installation of some flow lines due to extreme weather.  Using its base case, management estimates 1.4 million Bbls recoverable with a development cost of approximately $4.00-$5.00 per barrel. Recoverable reserve estimates range from 1.0 million Bbls to 2.4 million Bbls.  At Southwest Starbuck, we have completed Phase One of the water flood plan which included drilling one injection well and installing a water plant and flow lines.  Initial water injection commenced mid January. The plant and flow lines will also serve the south end of the Starbuck Madison Unit.  The initial flood design includes 560 gross acres with a 97.52% working interest and 75.42% net revenue interest. Management estimates that an incremental 170,000 Bbls are recoverable, net to the Company’s interest. Additionally, the Company has drilled and cored an evaluation well at its Northeast Landa Field to support its unitization plan. The Company’s present working interest is 92%.  Pending unitization, Phase One flood installation is expected to begin in the third quarter. Even at reduced commodity prices, management believes that the economics of these secondary recovery projects remain attractive.

OKLAHOMA
The previously announced Oklahoma acquisition added numerous proved and potential drilling locations. The Company believes it can exploit exploration and development opportunities associated with the acreage and in acres close by. While lower gas prices have negatively impacted drilling economics, the Company is high-grading drilling locations and has scheduled drilling the first five wells. Additional drilling is expected to be scheduled, particularly as drilling costs decline.  The Olson 1-21, a development well, is currently drilling in Roger Mills County to an estimated total depth of 13,800 feet, where the Company has a 26.67% working interest.

GULF COAST DRILLING
The Company is presently drilling or participating in the following wells in the Gulf Coast:

1.	Romero #1, Vermillion Parish, Louisiana, 10.42% working interest, estimated total depth of 16,200 feet. This is a development well with exploratory objectives.

2.
Conner Heirs #1, Jefferson Davis Parish, Louisiana, 12% working interest, estimated total depth of 15,750 feet. The well is a low risk exploratory test well with multiple objectives and offset production in an adjacent fault block.

3.
Moore #1, LaFourche Parish, Louisiana, 6% working interest, estimated total depth of 11,200 feet. The well is an exploratory test with multiple objectives. A second shallow gas well, the Moore #2 with a total depth of 3,200 feet will spud immediately after drilling the initial well. The Company’s working interest in the shallow gas well is 17%.  The Company expects to have a 17% working interest in all additional development wells, if any.

WEATHER RELATED ISSUES
Approximately 350-400 Bopd, net to the Company, was shut in as a result of hurricanes in the late summer.  Production started to be phased back in late October, but has not reached prior levels and is still under the second quarter, 2008 by about 100 Bopd. Due to the low commodity prices, additional work will likely be further deferred in anticipation of declining construction and workover costs. The Company has incurred incremental operating and capital expenses as a result of the hurricanes.  Estimated expenditures in the third and fourth quarters have totaled approximately $1.5 million and we believe a significant portion will be covered by insurance.  Amounts cannot be determined with certainty at this time.  In addition, due to the extreme cold temperatures and large amounts of snow in the Williston Basin, the Company has elected to defer repairing certain wells and facilities and have shut-in approximately 50 Bopd.

COMMENTS
Frank A. Lodzinski, Chief Executive Officer of GeoResources, said, “We are pleased that our drilling and development programs continue to deliver positive results and that we have been able to acquire additional acreage at attractive prices.  In spite of the rapid and steep decline in commodity prices, we have not yet reduced our planned capital budget and believe, predicated on the current Nymex strip and our hedge positions, that with reasonable success we can continue with our 2009 planned budget totaling approximately $30–$32 million.  We expect to continue to develop our assets and selectively expand our acreage and prospect inventory, both for our direct interests and our partnership interests. A large portion of our inventory is “held by production” and accordingly, certain projects which are impacted adversly by local markets can be deferred in favor of other projects with more favorable near term economics. We believe we can remain cash flow positive and fulfill all known obligations.”

Mr. Lodzinski further stated, “Our approach and business strategy allows us to meet the challenges of the financial markets and price volatility. While we have continued our capital spending, we anxiously await reduced drilling and service costs. We believe our business strategy and financial management will allow us to survive and prosper during the collapse of the financial markets and industry downturn.   It is important for investors to note that, i) we have reduced our debt by $56 million in 2008 to $40 million, ii) we have considerable cash flow to support our staffing, obligations and capital expenditures, and iii) because many of our opportunities are “held by production,” we can shift our capital budget to projects with greater economics under current conditions.  We believe our diversified approach contributes to our strength and staying power and will allow the Company to continue to grow profitably.”

About GeoResources, Inc.
GeoResources, Inc. is an independent oil and gas company engaged in the acquisition and development of oil and gas reserves through an active and diversified program which includes purchases of reserves, re-engineering, and development and exploration activities, currently focused in the Southwest, Gulf Coast and the Williston Basin.  For more information, visit our website at www.georesourcesinc.com.

Forward-Looking Statements
Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as "may," "will," "expect," "anticipate," "estimate" or "continue," or comparable words.  All statements other than statements of historical facts that address activities that the Company expects or anticipates will or may occur in the future are forward-looking statements.  Readers are encouraged to read the SEC reports of the Company, our Annual Report on Form 10-KSB/A for the year ended December 31, 2007, and any and all other documents filed with the SEC regarding information about GeoResources for meaningful cautionary language in respect of the forward-looking statements herein.  Interested persons are able to obtain free copies of filings containing information about GeoResources, without charge, at the SEC’s Internet site (http://www.sec.gov).